Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-196801

Third Quarter 2015 investor presentation LEASE SECURITIZATION

Free Writing Prospectus Registration Statement No. 333-196801 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146.

OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 25 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time LEASE SECURITIZATION

Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business Since 2010, Ford Credit has gradually increased its purchase target for leases as Ford sales increased and funding and other market conditions improved The number of leases originated continued to increase in 2015, and includes the revitalization of the Lincoln Motor Company brand Used vehicle prices remain strong Business update Avg. Number of Leases Outstanding (000) Manheim Used Vehicle Value Index Source: Manheim Consulting, September 2015 (January 1995 = 100) Number of Leases Originated (000) LEASE SECURITIZATION 438 331 422 572 704 678 797 Source: 2015 Q2 Lease Quarterly Statistical Information 0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD

PORTFOLIO CREDIT METRICS Weighted Average FICO® at Origination Net Losses as a % of Average Portfolio Outstanding Average Net Loss on Charged-Off Leases Repossessions as a % of Average Number of Leases Outstanding LEASE SECURITIZATION Source: 2015 Q2 Lease Quarterly Statistical Information 748 746 744 740 743 742 739 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD $3,475 $(1,569) $(1,757) $2,787 $4,421 $4,504 $3,772 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD 1.73% 0.79% 0.58% 0.62% 0.66% 0.64% 0.60% 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD 0.42% (0.07)% (0.06)% 0.13% 0.21% 0.21% 0.20% 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD

Weighted Average FICO® Vehicle Type* as % of Securitization Value SECURITIZATION POOL CHARACTERISTICS Original Term as % of Securitization Value Maximum 3-Month Residual Concentration Source: Prospectus Supplements for referenced FCALT transactions * Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs Memo: FICO® <650 13% 11% 13% 12% 12% 13% 12% 12% 14% 13% 14% LEASE SECURITIZATION 735 740 745 750 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A

FCALT 2014-B FCALT 2015-A Model Concentrations Top 1: 17% Top 3: 48% Top 5: 70% Model Concentrations Top 1: 19% Top 3: 51% Top 5: 74% Source: Prospectus Supplements for referenced FCALT transactions POOL CHARACTERISTICS – MODEL DIVERSIFICATION LEASE SECURITIZATION Fusion 16.6% Explorer 15.7% Escape 15.5% F - 150 12.0% Edge 10.7% MKZ 6.6% Focus 6.1% MKX 4.6% MKS 2.1% Flex 1.8% Other 8.6% Escape 19.2% F - 150 16.2% Explorer 15.9% Fusion 14.8% Edge 8.2% MKZ 5.5% Focus 5.0% MKX 3.5% Flex 2.0% MKC 1.9% Other 7.9%

securitization POOL performance Cumulative Residual Loss / (Gain)** * Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Gain Loss Cumulative Net Credit Losses*** For the pool performance in the periods above (2009 to 2015): Lifetime cumulative return rates typically between 50% and 70% Cumulative residual gains Consistent credit loss performance Commentary Cumulative Return Rate* LEASE SECURITIZATION 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A (10)% (8)% (6)% (4)% (2)% 0% 2% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 0.0% 0.2% 0.4% 0.6% 0.8% 1.0% 0 3 6 9 12 15 18 21 24 27 30 33 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A

Credit enhancements in lease securitization programs include: Subordination of junior notes Overcollateralization Cash reserve Excess spread (used to build to a target overcollateralization) Senior / subordinate, sequential pay structure TRANSACTION STRUCTURE – FCALT 2015-A % of Securitization Value Total Initial Class A Enhancement ~24.6% 80.1% 4.5% 4.2% 11.2% 0.5% ~4.2% LEASE SECURITIZATION Class A Notes ("AAA") # Class B Notes ("AA") # Class C Notes ("A") # Class D Notes ("BBB") # Reserve Account # Excess Spread (per annum) ~4.0% Initial Negative Overcollateralization # Class A Notes ("AAA") # Class B Notes ("AA") # Class C Notes ("A") # Class D Notes ("BBB") # Subordinated Interest Amount # Reserve Account # Excess Spread (per annum) Total Initial Class A Enhancement ~24.4% 2013-A Class A Notes ("AAA") # Class B Notes ("AA") # Class C Notes ("A") # Class D Notes ("BBB") # Overcollateralization # Reserve Account # Excess Spread (per annum) ~4.0% Total Initial Class A Enhancement ~22.9% 2013-B Class A Notes ("AAA") 80.1% Class B Notes ("AA") 4.5% Class C Notes ("A") 4.2% Overcollateralization 11.2% Reserve Account 0.5% Excess Spread (per annum) 4.2% Total Initial Class A Enhancement ~24.6%

Break-Even = 100% Return Rate Assumed Break-even ANALYSIS* Return Rate Cumulative Residual Loss / (Gain) A-4 Break-Even = 34.3% A-3 Break-Even = 48.8% A-2 Break-Even = 81.9% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2015-A Break-Even for FCALT 2015-A Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) LEASE SECURITIZATION - 0.01% (20)% 0% 20% 40% 60% 80% 100% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A (10)% 10% 30% 50% 70% 90% 110% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A

ORIGINATION AND servicing strategies

ORIGINATE Support Ford Motor Company brands Build strong relationships with dealers to maximize dealer satisfaction Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund ORIGINATION STRATEGY

Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant Ford Credit utilizes its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers ORIGINATION process ORIGINATION STRATEGY

Ford Credit’s proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data, and other information including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay and financial stability) Ford Credit classifies offerings into various categories that determine which origination scoring model is used, for example, whether the applicant is an individual or business entity, and whether the vehicle is new or used Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The origination scoring models build on the predictive power of credit bureau and credit application data ORIGINATION SCORING MODELS ORIGINATION STRATEGY

Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit score Modifying the weighting of selected variables Launch dates for origination scoring models: ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE Scoring Models U.S. Consumer December 2013 Commercial April 2015 Commercial Line of Credit May 2012 ORIGINATION STRATEGY

Ford Credit has origination policies and procedures to ensure consistent credit decisions Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer’s repayment ability, including loan-to-value, payment-to-income, and contract term length Processes are established for verification of income, employment and residency if appropriate Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines Quarterly risk management portfolio performance analysis is performed PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY

SERVICE Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer satisfaction is critical Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Servicing STRATEGY

Auto-Dialer Account Status Changes Call Results / Campaign Statistics Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Receivables System Early Stage Late Stage Two-way Feedback Loop Behavior Scoring Model Behavior Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call AUTO-DIALER Servicing STRATEGY

Ford Credit’s proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data* Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Ford Credit’s behavior scoring models differ based on contract characteristics and performance Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) BEHAVIOR SCORING MODELS * Updated credit bureau data is obtained for U.S. accounts only Servicing STRATEGY

Behavior scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Behavior scoring model performance review Global Scorecard Cycle Plan Committee review Behavior scoring models are redeveloped as predictive measures change or as new data attributes become available Launch dates for behavior scoring models: BEHAVIOR Scoring models DEVELOPMENT AND MAINTENANCE Scoring Models U.S. Consumer September 2013 Commercial January 2013 Servicing STRATEGY

Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation, based on proprietary behavior scoring models Segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time RISK SEGMENTATION HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE-STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER Servicing STRATEGY

Lease residual value is a key element for lease originations, and it is the primary component used to calculate the base lease payment Lease residual value is the estimated fair market value of a vehicle at the end of the lease term Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including: MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Ford Credit’s internal review process considers: Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage / kilometrage allowances LEASE RESIDUAL VALUE MODEL Leasing

Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to: Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: Accelerate, an online upstream remarketing application Ford-sponsored physical auctions VEHICLE REMARKETING Customer Returns Vehicle Auction Upstream Remarketing Vehicle remains at dealer location (grounding dealer) where returned Physical Auction Vehicle sold at physical auction Day 1 Day 2 Day 3 Day 4 Day 5 Day 6 Leasing Grounding Dealers (Days 1-6) Non-Grounding Ford / Lincoln Dealers – Same Brand only - “CPO Exclusive” (Days 3-6) Non-Grounding Ford / Lincoln Dealers - any Ford / Lincoln Dealers (Days 4-6) Open to all registered Dealers (Days 5-6)

By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses From July 2014 through June 2015, the average of vehicle disposals sold through upstream remarketing was 33% Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application: Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles, condition, any excess wear and use, and option packages In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program Upstream Remarketing Leasing

Ford Credit’s Vehicle Liquidations Team works with Ford’s Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles Vehicle Liquidations Team Reviews lease termination vehicle condition report to: Confirm that amounts collected by the dealer from the customer for excess mileage and wear and use charges are correctly applied to the customer’s account Invoice the customer for excess mileage and wear and use charges that the dealer did not collect from the customer Reviews repossessed vehicle condition report for damage covered by the customer’s insurance Arranges for vehicles to be transported to auction Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds Transfers charged-off uncollected balance to the National recovery Center (NRC) Ford’s Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles Average days in inventory for repossessed and terminated lease vehicles: VEHICLE LIQUIDATIONS U.S. Lease repossessions 30 to 40 Lease terminations 25 to 35 Source: FCALT 2015-A Leasing

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LEASE Appendix

Difference of $3,774 SIGNIFICANCE OF SECURITIZATION VALUE For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread LEASE SECURITIZATION APPENDIX L-1 Sample Calculation: Lease Balance Securitization Value Payments Remaining 24 24 Base monthly payment 200 $ 200 $ Residual Value 16,000 $ 13,000 $ Discount Rate 2% 5% Present Value 20,049 $ 16,275 $